                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                        Vari-Lite International, Inc.
                     ----------------------------------
                              (Name of Issuer)

                       Common Stock, $0.10 par value
                     ----------------------------------
                       (Title of Class of Securities)

                                922152 10 3
                     ----------------------------------
                               (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  4  Pages
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CUSIP No. 922152 10 3                 13G                 Page  2  of  4  Pages
          -----------                                          ---    ---

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 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

J. Anthony Smith
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 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
British
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Number of Shares              (5) Sole Voting
 Beneficially                       Power             74,297
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power            684,647
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power             74,297
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power            684,647
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
758,944
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(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

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(11) Percent of Class Represented by Amount in Row (9)
9.7%
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(12) Type of Reporting Person*
IN
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                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page  3  of  4  Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER
Vari-Lite International, Inc.
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ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
201 Regal Row, Dallas, Texas 75247
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ITEM 2(A).  NAME OF PERSON(S) FILING
J. Anthony Smith
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ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
30 Ives Street, London, England SW3 2ND
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ITEM 2(C).  CITIZENSHIP
British
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ITEM 2(D).  TITLE OF CLASS OF SECURITIES
Common Stock, $0.10 par value
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ITEM 2(E).  CUSIP NUMBER
922152 10 3
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                          Page  4  of  4  Pages
                                                               ---    ---

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
    758,944
    Such number includes 392,588 shares held by Walbrook Trustees (Jersey)
    Ltd., Re: G48 ("Walbrook Trust"), a trust for the benefit of Mr. Smith and of which Latour Trust Company Limited in the trustee and 292,059 shares held by Ashtray Music, Ltd., a United Kingdom limited company ("Ashtray"), in which Mr. Smith has an ownership interest. Mr. Smith disclaims beneficial ownership of the shares owned by the Walbrook Trust and Ashtray.
    ---------------------------------------------------------------------------

    (b) Percent of Class:
    9.7%
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    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
               74,297
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              684,647
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
               74,297
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              684,647
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
Not Applicable
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
Not Applicable
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
Not Applicable
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
Not Applicable
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ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 12, 1998
                                       ----------------------------------------
                                       (Date)
                                       /s/ J. Anthony Smith
                                       ----------------------------------------
                                       (Signature)
                                       J. Anthony Smith
                                       ----------------------------------------
                                       (Name/Title)